Exhibit 99.1

TranSwitch Corporation Announces Fourth Quarter 2005 Results

SHELTON, CT — January 25, 2006 — TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted fourth quarter, 2005 net revenues of approximately $8.6 million and a net loss of ($3.4) million, or ($0.03) per basic and diluted common share. This compares to fourth quarter, 2004 net revenues of approximately $8.4 million and a net loss of ($13.9) million, or ($0.14) per basic and diluted common share.

For the year ended December 31, 2005, the Company posted net revenues of approximately $32.9 million and a net loss of ($23.8) million, or ($0.23) per basic and diluted common share compared to a net loss for the year end December 31, 2004 of ($44.6) million, or ($0.47) per basic and diluted common share. For the full year 2005, operating expenses were $27.8 million below operating expenses for the year ended December 31, 2004.

The net loss for the fourth quarter, 2005 includes the following non-cash items:

•	Other income of approximately $2.6 million to reflect the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007 compared to other expense of $0.7 million on the change in the fair value of the derivative liability in the fourth quarter, 2004;

•	A debt extinguishment loss of $2.5 million associated with the exchange of $25.7 million face value of the Company’s Plus Cash NotesSM and accrued interest for approximately 4.2 million shares of common stock plus approximately $19.2 million of cash. There was a comparable loss of $1.7 million in the fourth quarter, 2004, associated with the exchange of $11.5 million face value of the Company’s Plus Cash NotesSM for approximately 8.9 million shares of common stock;

•	Interest expense of approximately $0.9 million relating to the on-going amortization of the debt discount related to the Company’s 5.45% Convertible Plus Cash NotesSM due September 30, 2007 compared to such amortization of $1.3 million in the fourth quarter, 2004; and

•	$0.3 million of stock option expense related to the previously announced accelerated vesting of stock options held by non-officer employees with two or more years of employment with the Company.

During the quarter ended December 31, 2005, the Company reported a gross margin of $6.8 million. This margin was impacted by a cost of sales benefit totaling $1.2 million from the sale of inventory that was previously written-off. The gross margin was 79% in the fourth quarter, 2005 and 73% for the year ended December 31, 2005.

“We are happy with our fourth quarter results as our revenue profile strengthened and gross margin improved. We also strengthened our balance sheet further by retiring $26 million of debt, generating $6.5 million in net cash in the process,” commented Dr. Santanu Das, chief executive officer and president of TranSwitch Corporation. “We also made meaningful progress with our Tier 1 customers during the fourth quarter, 2005 and believe that we are well positioned for 2006. We are particularly pleased with customer reception for our EtherPHAST™-48 Plus and Envoy™ products”

“We are estimating that our first quarter, 2006 product revenues will be around $8.5 million, of which approximately $6.8 million was in opening backlog. Our first quarter, 2006 net loss is estimated to be in the range of ($0.04) to ($0.06) per basic and diluted common share. This net loss estimate for the first quarter, 2006 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash NotesSM. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending March 31, 2006,” concluded Dr. Das.

Additional details on TranSwitch’s fourth quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2692 and reference confirmation code: 4929831. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through February 4, 2006. To access the replay, dial 719-457-0820 and enter confirmation code: 4929831. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation. EtherPHAST and Envoy are trademarks of TranSwitch Corporation.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenues:
Product revenues	$8,607	$8,441	$32,891	$33,481
Service revenues	—	6	9	206

Total net revenues	8,607	8,447	32,900	33,687
Cost of revenues:
Cost of product revenues	1,837	2,719	8,343	9,609
Provision for excess and obsolete inventories	—	—	573	571
Cost of service revenues	—	—	—	160

Total cost of revenues	1,837	2,719	8,916	10,340

Gross profit	6,770	5,728	23,984	23,347
Operating expenses:
Research and development	5,065	9,159	21,280	46,030
Marketing and sales	2,507	3,211	9,639	12,543
General and administrative	1,226	1,528	5,003	6,697
Restructuring charge and asset impairments	—	846	2,724	1,126

Total operating expenses	8,798	14,744	38,646	66,396

Operating loss	(2,028)	(9,016)	(14,662)	(43,049)
Other (expense) income:
Change in fair value of derivative liability	2,559	(728)	2,495	12,124
Loss on extinguishment of debt	(2,528)	(1,746)	(2,528)	(2,987)
Other income, net	—	—	—	378
Impairment of investments in non-publicly traded companies	—	—	(1,450)	(123)
Interest income (expense):
Interest income	618	686	2,844	2,394
Interest expense	(1,959)	(3,103)	(10,144)	(12,895)

Interest expense, net	(1,341)	(2,417)	(7,300)	(10,501)

Total other (expense) income, net	(1,310)	(4,891)	(8,783)	(1,109)

Loss before income taxes and cumulative effect of adoption of and changes in accounting principles	(3,338)	(13,907)	(23,445)	(44,158)
Income tax expense (benefit)	82	26	309	189

Loss before cumulative effect of adoption of and changes in accounting principles	(3,420)	(13,933)	(23,754)	(44,347)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R	—	—	—	(277)

Net loss	$(3,420)	$(13,933)	$(23,754)	$(44,624)

Basic and diluted loss per common share:
Loss before cumulative effect of adoption of and changes in accounting principles	$(0.03)	$(0.14)	$(0.23)	$(0.47)
Cumulative effect on prior years of adoption of and retroactive application of FIN 46R	—	—	—	—

Net loss	$(0.03)	$(0.14)	$(0.23)	$(0.47)

Basic and diluted average common shares outstanding	107,228	100,438	104,779	94,638

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and short-term investments	$72,702	$102,504
Accounts receivable, net	3,784	4,795
Inventories	2,375	2,933
Prepaid expenses and other current assets	1,961	2,243

Total current assets	80,822	112,475
Long-term marketable securities	—	32,178
Property and equipment, net	3,508	3,590
Other assets	2,496	6,465

Total assets	$86,826	$154,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$6,716	$10,579
Restructuring liabilities	721	1,093
4.50% Convertible Notes due 2005	—	24,442

Total current liabilities	7,437	36,114
Restructuring liabilities – long-term	21,038	21,532
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $5,695 and $13,149, respectively	49,102	67,370
Derivative liability	6,040	8,461

Total liabilities	83,617	133,477

Commitments and contingencies
Total stockholders’ equity	3,209	21,231

Total liabilities and stockholders’ equity	$86,826	$154,708